Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze Seasons 52 Eddie V's
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
June 22, 2012	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS A 15 PERCENT INCREASE IN FOURTH QUARTER DILUTED NET EARNINGS PER SHARE AND A 5 PERCENT INCREASE IN
FISCAL YEAR DILUTED NET EARNINGS PER SHARE;
INCREASES ITS QUARTERLY DIVIDEND 16 PERCENT

ORLANDO, FL, June 22 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the fourth quarter and fiscal year ended May 27, 2012.

Highlights for the quarter and fiscal year include the following:

•
Fourth quarter diluted net earnings per share from continuing operations were $1.15, a 15% increase from the $1.00 per diluted share in the fourth quarter of last year. Net earnings from continuing operations in this year's fourth quarter were $151.6 million, which compares to net earnings from continuing operations of $138.0 million in the fourth quarter last year.

•
Fourth quarter total sales from continuing operations were $2.07 billion, a 3.8% increase from the $1.99 billion in the fourth quarter of last year. The increase reflects same-restaurant sales growth of 2.7% for the Company's Specialty Restaurant Group, the addition of 11 Eddie V's restaurants and the operation of another 89 net new restaurants compared to the fourth quarter last year, offset by a combined same-restaurant sales decline of 1.9% for Olive Garden, Red Lobster and LongHorn Steakhouse. In the fourth quarter, U.S. same-restaurant sales increased 3.0% at LongHorn Steakhouse and declined 1.8% at Olive Garden and 3.9% at Red Lobster. An earlier Lenten season and Easter holiday this year adversely affected fourth quarter same-restaurant sales results at Red Lobster by 130 basis points and adversely affected the combined result for the quarter for Olive Garden, Red Lobster and LongHorn Steakhouse by 40 basis points.

•
Fiscal year 2012 diluted net earnings per share from continuing operations were $3.58, a 5% increase from last year's $3.41. Net earnings from continuing operations in fiscal 2012 were $476.5 million, which compares to net earnings from continuing operations of $478.7 million last year.

•
Fiscal year 2012 total sales from continuing operations were $8.00 billion, a 6.6% increase from the $7.50 billion last year. The increase reflects (1) combined same-restaurant sales growth of 1.8% for Olive Garden, Red Lobster and LongHorn Steakhouse; (2) same-restaurant sales growth of 4.6% for the Company's Specialty Restaurant Group; and (3) 4.7% of growth in sales for the year due to new restaurants, including the acquisition of 11 Eddie V's restaurants.

•	Darden's Board of Directors declared a quarterly dividend of 50 cents per share, a 16% increase from the Company's previous quarterly dividend.

•	During the fourth quarter, Darden also purchased 0.4 million shares of its common stock, bringing the total number of shares it repurchased during fiscal year 2012 to over 8.2 million.

“Earnings growth for the fourth quarter represents a solid finish to a challenging fiscal year,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “The double-digit percentage growth in diluted net earnings per share we achieved for the quarter and for the second half of the fiscal year are testaments to the strength of our business model. It's also important to note that, except for unusually high seafood cost inflation in the first half, earnings growth for the full fiscal year would have been meaningfully stronger. From a sales perspective, growth in the fourth quarter was below expectations, due largely to same-restaurant sales declines at both Olive Garden and Red Lobster that reflected less effective than anticipated nationally advertised promotions. Still, we're making progress on our efforts to elevate the guest experience at Olive Garden, and over the next 12 months guests will see more and more of the improved food, service, value and advertising we've been developing. Despite its fourth quarter sales softness, Red Lobster, like LongHorn Steakhouse and our Specialty Restaurant Group brands, had very strong same-restaurant sales growth for the full fiscal year. And, with the work we've been doing to strengthen the brand, we expect Red Lobster to continue to achieve competitively strong same-restaurant sales growth in fiscal 2013.”

“We believe the business environment in fiscal 2013 will be similar to that in fiscal 2012, with slow and uneven recovery in both the economy and our industry,” continued Otis. “Still, I'm confident that, with continued progress addressing the challenges at Olive Garden, continued effectiveness at our other brands, collective expertise that enables us to capture the many sales growth opportunities we see and a cost-effective support platform that can profitably leverage revenue growth, we will achieve solid sales and earnings growth in fiscal 2013 and beyond. We are proud of the teams across the entire organization that are building guest loyalty and strengthening our brands every day.”

Operating Highlights

OLIVE GARDEN'S fourth quarter sales of $904 million were 2.7% higher than the prior year, driven by revenue from 38 net new restaurants partially offset by a U.S. same-restaurant sales decrease of 1.8%. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and selling, general and administrative expenses more than offset higher restaurant expenses and depreciation expenses. The net result was an increase for the quarter in operating profit and operating profit as a percentage of sales. Total fiscal year sales were $3.58 billion, a 2.5% increase from last year. For the fiscal year, Olive Garden had record total sales, its average annual sales per restaurant were $4.7 million and U.S. same-restaurant sales fell 1.2%.

RED LOBSTER'S fourth quarter sales of $681 million were 2.8% less than the prior year, which reflected a U.S. same-restaurant sales decrease of 3.9% partially offset by revenue from six net new restaurants. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant expenses and depreciation expenses were partially offset by lower restaurant labor expenses. Selling, general and administrative expenses were unchanged as a percent of sales. The net result was a decrease for the quarter in operating profit and operating profit as a percentage of sales. Total sales for the fiscal year were $2.67 billion, a 5.9% increase compared to last year, average annual sales per restaurant for the year were $3.8 million and U.S. same-restaurant sales for the year increased 4.6%.

LONGHORN STEAKHOUSE'S fourth quarter sales of $297 million were 11.7% higher than the prior year, driven by revenue from 32 net new restaurants and a U.S. same-restaurant sales increase of 3.0%.

For the quarter, on a percentage of sales basis, higher food and beverage expenses were more than offset by lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses. Depreciation expenses were unchanged as a percent of sales. The net result was an increase for the quarter in operating profit and operating profit as a percentage of sales. For the fiscal year, total sales were $1.12 billion, a 13.5% increase from last year, average annual sales per restaurant were $3.0 million and U.S. same-restaurant sales increased 5.3%.

THE SPECIALTY RESTAURANT GROUP'S fourth quarter sales of $179 million were 26.9% higher than the prior year, driven by same-restaurant sales increases of 2.8% at The Capital Grille, 2.8% at Bahama Breeze and 1.9% at Seasons 52. Additionally, sales growth reflected revenue from two net new restaurants at The Capital Grille, four new restaurants at Bahama Breeze, six new restaurants at Seasons 52 and the addition of 11 Eddie V's restaurants purchased on November 14, 2011. Total fiscal year sales for the Group were $623 million, a 24.1% increase from last year. At The Capital Grille, average annual sales per restaurant were $6.8 million and same-restaurant sales increased 5.3% for the fiscal year. At Bahama Breeze, average annual sales per restaurant were $5.6 million and same-restaurant sales increased 3.4% for the fiscal year. At Seasons 52, average annual sales per restaurant were $6.4 million and same-restaurant sales increased 3.8% for the fiscal year.

Fiscal March, April and May 2012 U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of March, April and May as follows:

Olive Garden	March	April	May
Same-Restaurant Sales	-0.9%	-0.4%	-4.6%
Same-Restaurant Traffic	-2.6%	-1.8%	-7.5%
Pricing	2.8%	2.8%	2.8%
Menu-mix	-1.1%	-1.3%	0.1%

Red Lobster	March	April	May
Same-Restaurant Sales	-5.8%	-1.8%	-3.0%
Same-Restaurant Traffic	-9.6%	-6.9%	-7.8%
Pricing	2.7%	2.8%	2.9%
Menu-mix	1.1%	2.4%	1.9%

LongHorn Steakhouse	March	April	May
Same-Restaurant Sales	1.6%	7.7%	0.5%
Same-Restaurant Traffic	0.9%	5.7%	-0.5%
Pricing	2.7%	3.2%	3.2%
Menu-mix	-2.0%	-1.3%	-2.3%

Please note that an earlier Lenten season and Easter this year adversely affected Red Lobster's April same-restaurant sales results by 410 basis points. The holiday shifts also adversely affected LongHorn Steakhouse's March same-restaurant sales by 20 basis points and positively affected its April's same-restaurant sales by 70 basis points.

Other Actions

Darden's Board of Directors declared a quarterly cash dividend of 50 cents per share on the Company's outstanding common stock. The dividend is payable on August 1, 2012 to shareholders of record at the close of business on July 10, 2012. Previously, the Company paid a quarterly dividend of 43 cents per share. Based on the 50 cents per share quarterly dividend declaration, the Company's indicated annual dividend is $2.00 per share, an increase of 16%.

Darden continued the buyback of its common stock, purchasing 0.4 million shares in the fourth quarter. In fiscal 2012, the Company repurchased $375 million of its stock, or more than 8.2 million shares. Since commencing its repurchase program in December 1995, the Company has purchased 170.9 million shares for $3.77 billion under authorizations totaling 187.4 million shares.

Darden's Annual Meeting of Shareholders will be held on September 18, 2012 at the JW Marriott Orlando Grande Lakes in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 23, 2012.

Fiscal 2013 Financial Outlook

“Given our expectation that economic recovery will continue to be frustratingly slow in fiscal 2013, we are assuming blended same-restaurant sales growth for the year for our three large casual dining brands, Olive Garden, Red Lobster and LongHorn Steakhouse of between +1% and +2%, which is just below the long-term range we target” said Brad Richmond, Darden's Chief Financial Officer. “Still, because of the strong collective long-term prospects for our portfolio of brands, we are accelerating new restaurant growth in fiscal 2013. We plan to open approximately 100 to 110 net new restaurants, which is approximately 10 to 20 more net new restaurants than we added in fiscal 2012, excluding the purchase of 11 Eddie V's restaurants. So, we expect total sales growth for fiscal 2013 to be between +6% and +7%. That translates into absolute dollar sales growth of $480 million to $560 million, which is quite substantial given the scale of most competitors within full-service dining. With this level of sales growth, much more moderate food cost inflation and continued progress on the transformational cost reduction initiatives we've previously outlined, we expect diluted net earnings per share growth for fiscal 2013 to be between +8% and +12%.”

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates nearly 2,000 restaurants that generate $8.0 billion in annual sales. Headquartered in Orlando, Florida and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the quarter and fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, our ability to successfully integrate Eddie V's restaurant operations, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

05/27/12		05/29/11
677	Red Lobster USA	670
27	Red Lobster Canada	28
704	Total Red Lobster	698
786	Olive Garden USA	748
6	Olive Garden Canada	6
792	Total Olive Garden	754
386	LongHorn Steakhouse	354
46	The Capital Grille	44
30	Bahama Breeze	26
23	Seasons 52	17
11	Eddie V's	—
2	Other	1
1,994	Total Restaurants	1,894

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	5/27/2012	5/29/2011	5/27/2012	5/29/2011
Sales	$2,065.6	$1,990.4	$7,998.7	$7,500.2
Costs and expenses:
Cost of sales:
Food and beverage	632.1	600.1	2,460.6	2,173.6
Restaurant labor	637.4	625.0	2,502.0	2,396.9
Restaurant expenses	299.3	289.1	1,200.6	1,129.0
Total cost of sales (1)	$1,568.8	$1,514.2	$6,163.2	$5,699.5
Selling, general and administrative	178.7	186.9	746.8	742.7
Depreciation and amortization	90.3	81.6	349.1	316.8
Interest, net	27.1	21.5	101.6	93.6
Total costs and expenses	$1,864.9	$1,804.2	$7,360.7	$6,852.6
Earnings before income taxes	200.7	186.2	638.0	647.6
Income taxes	(49.1)	(48.2)	(161.5)	(168.9)
Earnings from continuing operations	$151.6	$138.0	$476.5	$478.7
Losses from discontinued operations, net of tax benefit of $0.3, $0.3, $0.7 and $1.5, respectively	(0.4)	(0.6)	(1.0)	(2.4)
Net earnings	$151.2	$137.4	$475.5	$476.3
Basic net earnings per share:
Earnings from continuing operations	$1.18	$1.02	$3.66	$3.50
Losses from discontinued operations	—	—	(0.01)	(0.02)
Net earnings	$1.18	$1.02	$3.65	$3.48
Diluted net earnings per share:
Earnings from continuing operations	$1.15	$1.00	$3.58	$3.41
Losses from discontinued operations	—	(0.01)	(0.01)	(0.02)
Net earnings	$1.15	$0.99	$3.57	$3.39
Average number of common shares outstanding:
Basic	128.5	134.8	130.1	136.8
Diluted	131.6	138.3	133.2	140.3

(1) Excludes restaurant depreciation and amortization as follows:	$84.7	$76.6	$326.9	$295.6

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	5/27/2012	5/29/2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70.5	$70.5
Receivables, net	71.4	65.4
Inventories	404.1	300.1
Prepaid income taxes	12.2	5.2
Prepaid expenses and other current assets	74.9	77.0
Deferred income taxes	124.5	145.6
Total current assets	$757.6	$663.8
Land, buildings and equipment, net	3,951.3	3,622.0
Goodwill	538.6	517.1
Trademarks	464.9	454.0
Other assets	231.8	209.7
Total assets	$5,944.2	$5,466.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$260.7	$251.3
Short-term debt	262.7	185.5
Accrued payroll	154.3	167.1
Accrued income taxes	—	9.3
Other accrued taxes	60.4	64.3
Unearned revenues	231.7	200.0
Current portion of long-term debt	349.9	—
Other current liabilities	454.4	409.3
Total current liabilities	$1,774.1	$1,286.8
Long-term debt, less current portion	1,453.7	1,407.3
Deferred income taxes	312.9	345.4
Deferred rent	204.4	186.2
Obligations under capital leases, net of current installments	54.4	56.0
Other liabilities	302.7	248.7
Total liabilities	$4,102.2	$3,530.4
Stockholders’ equity:
Common stock and surplus	$2,518.8	$2,408.8
Retained earnings	3,172.8	2,921.9
Treasury stock	(3,695.8)	(3,325.3)
Accumulated other comprehensive income (loss)	(146.6)	(59.8)
Unearned compensation	(7.2)	(9.4)
Total stockholders’ equity	$1,842.0	$1,936.2
Total liabilities and stockholders’ equity	$5,944.2	$5,466.6

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	5/27/2012	5/29/2011
Cash flows—operating activities
Net earnings	$475.5	$476.3
Losses from discontinued operations, net of tax benefit	1.0	2.4
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	349.1	316.8
Stock-based compensation expense	56.1	66.6
Change in current assets and liabilities and other, net	(119.5)	32.6
Net cash provided by operating activities of continuing operations	$762.2	$894.7
Cash flows—investing activities
Purchases of land, buildings and equipment	(639.7)	(547.7)
Proceeds from disposal of land, buildings and equipment	3.3	7.0
Cash used in business acquisitions, net of cash acquired	(58.5)	—
Increase in other assets	(26.7)	(12.0)
Net cash used in investing activities of continuing operations	$(721.6)	$(552.7)
Cash flows—financing activities
Proceeds from issuance of common stock	70.2	63.0
Income tax benefits credited to equity	17.9	17.7
Dividends paid	(223.9)	(175.5)
Purchases of treasury stock	(375.1)	(385.5)
ESOP note receivable repayment	2.1	1.8
Proceeds from issuance of short-term debt, net	77.2	185.5
Repayment of long-term debt	(2.1)	(226.8)
Principal payments on capital leases	(1.6)	(1.2)
Proceeds from issuance of long-term debt	400.0	—
Payment of debt issuance costs	(5.1)	—
Net cash used in financing activities of continuing operations	$(40.4)	$(521.0)
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.5)	(2.1)
Net cash provided by investing activities of discontinued operations	0.3	2.8
Net cash (used in) provided by discontinued operations	$(0.2)	$0.7

Increase (decrease) in cash and cash equivalents	—	(178.3)
Cash and cash equivalents - beginning of period	70.5	248.8
Cash and cash equivalents - end of period	$70.5	$70.5